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                            STINSON, MAG & FIZZELL
                          A PROFESSIONAL CORPORATION

                              1201 WALNUT STREET
                       KANSAS CITY, MISSOURI 64106-2150
                            TELEPHONE 816.842.8600
                            FACSIMILE 816.691.3495

                                                                     Exhibit 8.2

                                John A. Granda
                         Direct Dial:  (816) 691-3188

                                 May 26, 1998


King & Spalding
191 Peachtree Street
Atlanta, Georgia 30303-1763

                                        Re:  Sprint Corporation


Ladies and Gentlemen:

        We have acted as special counsel to Sprint Corporation, a Kansas corporation (the "Company"), on Kansas law matters in connection with the certain transactions contemplated in the Restructuring and Merger Agreement dated May 26, 1998, by and among the Company, Tele-Communications, Inc., a Delaware corporation, Comcast Corporation, a Pennsylvania corporation, Cox Communications, Inc., a Delaware corporation, TCI Spectrum Holdings, Inc., a Colorado corporation, Comcast Telephony Services, a Delaware general partnership, Cox Telephony Partnership, a Delaware general partnership, Sprint Enterprises, L.P., a Delaware limited partnership; TCI Philadelphia Holdings, Inc., a Delaware corporation, Com Telephony Services, Inc., a Delaware corporation, Comcast Telephony Services, Inc., a Delaware corporation, Cox Telephony Partners, Inc., a Delaware corporation and Cox Communications Wireless, Inc., a Delaware corporation, Sprint/TCI Merger Sub1, Inc., a Colorado corporation, Sprint/TCI Merger Sub2, Inc., a Delaware corporation, Sprint/Comcast Merger Sub1, Inc., a Delaware corporation, Sprint/Comcast Merger Sub2, Inc., a Delaware corporation, Sprint/Cox Merger Sub1, Inc., a Delaware corporation, and Sprint/Cox Merger Sub2, Inc., a Delaware corporation (the "Restructuring Agreement"), and in particular the Recapitalization as defined and described in such agreement. All terms used herein without definition shall have the respective meanings specified in the Restructuring Agreement.

        Except as indicated below, we have examined the originals or copies, certified by officers of the Company to our satisfaction, of (i) the Restructuring Agreement, (ii) the Management and Allocation Policies attached as Exhibit F to the Restructuring Agreement (the "Policies"), (iii) the Amended and Restated Articles of Incorporation of the Company attached as Exhibit E to the Restructuring Agreement (the "Articles of Incorporation"), (iv) the Company's Bylaws, and
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May 26, 1998
Page 2


(v) minutes of the applicable meetings of the Board of Directors, together with such other corporate documents and records, certificates of public officials, and other certificates, opinions and documents as we have deemed necessary or appropriate, and have made such other investigations of fact and law as we have deemed necessary or appropriate, to render the opinions set forth below.

        In rendering the opinions set forth below, we have made, with your consent and without independent investigation on our part, the following assumptions:

        A. All documents submitted to us as certified, conformed, photostatic or facsimile copies conform to the original documents and all such original documents and all documents submitted to us as originals are authentic and complete and all signatures thereon are genuine. We have also assumed that all certifications made to us by officers or representatives of the Company, public officials and others concerning factual matters are accurate, complete and properly given.

        B. It is the mutual understanding of the parties to the Restructuring Agreement that the Board of Directors' right to modify, suspend, rescind or interpret the Policies pursuant to Section 13 of the Policies (i) cannot be used in a way that would adversely affect the holders of capital stock other than the common stock of the Company or the PCS Preferred Stock, (ii) does not grant to the Board of Directors the right or otherwise permit it to modify, suspend, rescind or interpret the Policies in a manner that is contrary to or inconsistent with the Articles of Incorporation, and (iii) shall apply to each of the provisions of the Policies, other than Sections 10 and 11.1 thereof, including, without limitation, Sections 6(i) and 11.2.3 (which Sections describe the Board of Directors' intention not to take certain actions without the prior approval or consent of a majority of the holders of certain classes of stock).

        C. There is no oral or written agreement, promise, statement, understanding, or other conduct, or reliance upon any of the foregoing, by the parties to the Restructuring Agreement that contradicts, is inconsistent with or otherwise modifies the mutual understanding described in paragraph B above.

        Based on and subject to the assumptions and qualifications herein, and except as otherwise provided by Section 6.15 of the Restructuring Agreement (which prohibits any change or amendment of the Policies prior to the Recapitalization without the consent of each of the Cable Parents), it is our opinion that the prerogative of the Board of Directors, expressed in Section 13 of the Policies, to modify, suspend, rescind and interpret such Policies (except as set forth in Sections 10 and 11.1 thereof) is retained and may be exercised by the Board of Directors.
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May 26, 1998
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in its sole and absolute discretion, subject only to its fiduciary duty to the
Company as a whole and to its stockholders and such prerogative is not otherwise limited by Kansas law or equitable principles.

        Our opinion is limited to the laws of the State of Kansas. This letter and the opinions expressed herein are solely for your benefit, and the benefit of the Company and its stockholders, in connection with the opinions you are rendering regarding certain federal income tax consequences of the Recapitalization of the stock of the Company, and may neither be used, circulated, quoted or otherwise referred to for any other purposes, nor filed with any governmental agency (other than the Securities and Exchange Commission ("SEC") in connection with any registration statement filed by or on behalf of the Company) or other person without our prior written consent. Other than King & Spalding, the SEC and the Company and its stockholders, no one is entitled to rely on this letter or the opinions expressed herein. The opinions expressed herein are as of the date hereof, and nothing herein shall be deemed to extend the date of this opinion or to be an expression of our opinion as of any date subsequent to the date of this letter.

                                        Very truly yours

                                        STINSON, MAG & FIZZELL, P.C.


                                        By /s/ John A. Granda

                                           John A. Granda

JAG/lkf